FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	McLaughlin	Gerald	P.		Cimarex Energy Co. (XEC)				Director	10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4.	Statement for Month/Day/Year		X Officer (give title below)	Other (specify below)
	c/o Cimarex Energy Co. 707 17th Street, Suite 3300						01/08/03		Vice President—Oil & Gas Marketing

(Street)						5.	If Amendment, Date of Original (Month/Day/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One
	Denver	Colorado	80202-3404						Reporting Person

	(City)	(State)	(Zip)
Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	2A.	Deemed Execution Date, if any	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/Day/Year)		(Month/Day/Year)
							Code	V		Amount	(A) or (D)	Price

	Common Stock		01/08/03				S			4,575	D	$17.40

	Common Stock		01/08/03				M			5,315	A	$7.908

	Common Stock		01/08/03				S			5,315	D	$17.40

	Common Stock		01/08/03				M			5,315	A	$11.642

	Common Stock		01/08/03				S			5,315	D	$17.40

	Common Stock		01/08/03				M			1,701	A	$6.585

	Common Stock		01/08/03				S			1,701	D	$17.40		15,200		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

									Code	V		(A)	(D)		Date Exercisable	Expiration Date

	Employee Stock Option (right to buy)		$7.908		01/08/03				M				5,315		(1)	12/2/08

	Employee Stock Option (right to buy)		$11.462		01/08/03				M				5,315		(2)	12/1/09

	Employee Stock Option (right to buy)		$6.585		01/08/03				M				1.701		(3)	12/5/05

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	common stock	5,315

	common stock	5,315

	common stock	1,701				72,820		D

Explanation of Responses:

(1)
The option vested in four equal annual installments on December 2, 1999, 2000, 2001 and 2002.

(2)
The option vests in four equal annual installments on December 1, 2000, 2001, 2002 and 2003.

(3)
The option vested in five equal annual installments on December 6, 1996, 1997, 1998, 1999 and 2000.

(4)
Mr. McLaughlin has executed a Power of Attorney, a copy of which has been previously filed, authorizing Paul Korus to execute this Form 4 on his behalf.

*		01/09/03
**Signature of Reporting Person		Date
*By:	/s/ Paul Korus Paul Korus, Attorney in Fact(4)
Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/form4.htm
Last update: 09/05/2002